CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our Firm under the caption "Experts" and to the use of our report (dated February 23, 1994) on the balance sheet of Bailey Retirement Center, Inc. as of December 31, 1993 and the related statements of operations, changes in stockholders' deficit, and cash flows for the year then ended as an exhibit in this Registration Statement (Form S-1 No. 333-11455) and prospectus of CareMatrix Corporation (formerly The Standish Care Company).

/s/ LOVELACE, ROBY & COMPANY, P.A.
LOVELACE, ROBY & COMPANY, P.A.
Certified Public Accountants

Orlando, Florida
October 18, 1996